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EXECUTIVE EMPLOYMENT AGREEMENT

    This Employment Agreement ("Agreement") is made effective as of August 18, 2000 by and between Anacomp, Inc. ("Employer") and Jeffrey R. Cramer ("Employee").

    The parties agree as follows:

    1.  Merger.  This Agreement between the parties shall supersede and terminate all prior employment contracts and agreements between Employee and Anacomp. In the event of any conflict between this Agreement and such letter agreement, the terms of this Agreement shall govern.

    2.  Duties.

      2.1  Position.  Employee is employed in the position of Senior Vice President. Employee shall faithfully and diligently perform these duties, as well as any other duties as assigned. Employer reserves the right to modify Employee's duties consistent with Employee's position at any time, in its sole and absolute discretion.

      2.2  Location of Employment.  Employee will be based at Employer's Poway, California facility, and will be required to live within reasonable proximity to this facility.

      2.3  Best Efforts/Full-time.  Employee will expend Employee's best efforts on behalf of Employer, and will abide by all policies and decisions made by Employer, as well as all applicable federal, state and local laws, regulations or ordinances. Employee shall devote Employee's full business time and efforts to the performance of Employee's duties and will act in the best interests of Employer at all times. It is anticipated that Employee shall generally work on average no less than 40 hours per week.

    3.  Compensation.

      3.1  Base Salary.  As compensation for the proper and satisfactory performance of all duties to be performed by Employee hereunder, Employee shall earn a base salary of One Hundred Ninety Thousand Dollars ($190,000.00). Such salary shall be payable on a biweekly basis in accordance with the normal payroll practices of Employer, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Employee's base salary will be subject to being increased in accordance with Employer's annual salary review process.

      3.2  Incentive Compensation.  Employee shall be eligible to earn incentive compensation in the amount of One Hundred and Two Thousand and Three Hundred and Eight Dollars ($102,308.00) in accordance with the Management 1 Plan.

    4.  Fringe Benefits.  Employee shall be eligible for all customary and usual fringe benefits generally available to executive employees of Employer, such as holidays, vacations and health insurance, subject to the terms and conditions of the applicable benefit plans and provided Employee completes the applicable enrollment forms, if any, on a timely basis. Employer reserves the right to change or terminate the fringe benefits on a prospective basis, at any time, upon written notice to Employee.

    5.  Term of Employment.  The initial term of this Agreement shall be for a period of one year, from the date that this Agreement is signed by Employer to June 30, 2001, unless terminated sooner in accordance with the provisions below. If not terminated at the end of the initial term, the Agreement shall thereafter renew automatically for one year terms. Either party can terminate the Agreement at the end of the initial term or the end of any renewal term by providing the other with written notice of nonrenewal at least 60 days before the expiration date. If this Agreement is terminated by Employer at the end of the initial term or any renewal term, such occurrence will be deemed a termination without cause and Employee will be entitled to receive the severance package set forth in Section 5.2. The

Agreement may also be terminated during the initial term or any renewal term, as provided below. In the event employment is extended beyond the initial term, this Agreement shall continue to govern the terms and conditions of employment until termination of the Agreement, or unless the Agreement is modified by mutual agreement, in a writing signed by the parties.

      5.1  Termination by Employee.  In the event Employee wishes to terminate the employment relationship, Employee agrees to provide a minimum of 60 days notice so that arrangements for a replacement can be made. Employee shall be paid through the end of the notice period, provided Employee continues working and cooperates fully with Employer during the transition process. Employer may elect to relieve Employee of all duties at any time during the notice period. In such case, no further payment is required by Employer after Employee is relieved of all duties.

      5.2  Termination by Employer Without Cause.  Employer may terminate Employee's employment at any time without cause or advance notice, provided Employer provides Employee with a severance package that consists of Employee's biweekly base pay for a period of one year from the date of termination, such payments to be made on Employer's regular paydays. The severance package shall also include continuation of Employee's health insurance benefits on Employer's plan pursuant to an election of COBRA by Employee. Employer shall pay the COBRA payments for Employee for the sam timeframe Employee is receiving base salary continuation. Thereafter, it shall be Employee's obligation to make the COBRA payments to keep the insurance in effect. Employee shall be entitled to receive the severance package only if Employee executes a general release, releasing the fullest extent permitted by law all claims, known or unknown, that Employee may have against Employer, including those arising out of or in any way related to Employee's employment or the termination of Employee's employment up to the date of execution of the release. For the purpose of the release, the term "Employer" includes Anacomp, Inc. and all subsidiary and related entities and their employees, officers, directors, shareholders and agents. A termination without cause shall include a transfer of the Employee to another location which is more than 35 miles from the Poway, California facility.

      5.3  Termination by Employer for Cause.  Employer may terminate the employment relationship immediately upon written notice to Employee for "cause," without the payment of any severance, unless Employee elects to offer it. If a severance package is offered, it will be contingent upon the execution of a general release, as described above. "Cause" for termination shall be defined as:

        5.3.1  Employee's failure to substantially perform the duties of Employee's employment to the satisfaction of Employer, provided Employee has first been notified in writing of any specific deficiencies and been given at least 60 days to correct them. In the event that Employee has not corrected the specific deficiencies within 60 days, Employee will be notified in writing and be given a final 30 days to correct them.

        5.3.2  Employee becomes disabled, mentally or physically, and as a result is unable to diligently, expeditiously and competently perform all of the essential functions and duties of his position, with or without reasonable accommodation, on a substantially full time basis in accordance with the provisions of this Agreement and after all applicable leaves of absence required by law and Employer's policies have been exhausted.

        5.3.3  Employee's death.

        5.3.4  Employee engages in any conduct which has a substantial adverse effect on the name or public image of Employee or is otherwise detrimental to the business interests of Employer.

      5.4  Compensation Upon Termination.  Upon termination of employment, for whatever reason, Employee will be entitled to receive Employee's base salary, Incentive Compensation and all accrued but unused vacation, prorated to the date of termination.

      5.5  Return of Employer's Property.  Upon termination of employment for any reason, Employee agrees to immediately return all property of Employer, including but not limited to, all computers, telephones and other equipment that has been issued to Employee, all plans, programs, customer lists, proprietary data and all other data or objects acquired through Employee's employment with Employer.

    6.  Business Expenses.  Employer agrees to reimburse Employee for all reasonable, out-of-pocket business expenses incurred in the performance of Employee's duties on behalf of Employer. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation.

    7.  Confidential Company Information.  Employee shall read, sign and strictly comply with the Confidentiality, Non-Competition and Non-Disclosure Agreement which is attached as Exhibit B and incorporated by reference herein.

    8.  Employee Innovations and Proprietary Rights Assignment Agreement.  Employee shall read, sign and strictly comply with the Employee Innovations and Proprietary Rights Assignment Agreement, which is attached as Exhibit C and incorporated by reference herein.

    9.  Competitive Employment.  During the term of Employee's employment with Employer, Employee will not directly or indirectly compete with Employer in any way, and will not directly or indirectly, alone or with others, engage in or have any interest in, any business, firm, partnership or corporation, whether as an employee, officer, director, agent, shareholder (except passive ownership of up to 5% of the securities in a corporation), volunteer, creditor, consultant or otherwise, that engages in any activity that is the same or similar to, or in competition with, any activity engaged in by Employer.

    10.  Non-Solicitation of Employees.  During Employee's employment with Employer and for a period of one year thereafter, Employee will not directly or indirectly solicit any employee of Employer to leave Employer or to accept employment with another company, nor shall Employee otherwise induce or attempt to induce a current employee of Employer to terminate his/her employment with Employer.

    11.  Agreement to Arbitrate.  Employee and Employer agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, their employment relationship, and any disputes upon termination of employment, except as provided in paragraph 11.1 below, to the fullest extent permitted by law. This method of resolving disputes shall be the sole and exclusive remedy of the parties. Accordingly, the parties understand that, except as provided below or as otherwise required by law, they are giving up their rights to have their disputes decided in a court of law and, if applicable, by a jury, and instead agree that their disputes shall be decided by arbitration.

      11.1  Scope of the Agreement.  The disputes subject to this agreement to arbitrate include all potential claims between Employee and Employer relating to employment, such as breach of contract, tort, discrimination, harassment, wrongful termination, demotion or discipline, failure to accommodate, family and medical or pregnancy disability leave, compensation or benefits claims, constitutional claims and claims for violation of any local, state or federal law or common law to the fullest extent permitted by law. Claims for workers' compensation or unemployment insurance benefits are expressly excluded. For the purpose of this provision, references to "Employer" include Anacomp, Inc. and all subsidiary and related entities and their employees, supervisors, officers, directors, shareholders, agents, benefit plans, benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Employee's claims arise out of or relate to their actions on behalf of Employer.

      11.2  Initiation of Arbitration.  Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

      11.3  Arbitration Procedure.  The arbitration will be conducted before a single neutral arbitrator in San Diego, California. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the Superior Court of the State of California, and only such power. The arbitrator's decision shall be final and binding. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

      11.4  Costs of Arbitration.  Employer shall pay the costs of the arbitration proceeding, such as the cost of the arbitrator. Each party will bear its own attorneys' fees and the costs incurred in the preparation and presentation of its case, except that the arbitrator may, in his or her discretion, award reasonable attorneys' fees and costs to the prevailing party.

      11.5  Knowing and Voluntary Agreement.  Employee acknowledges that at the time of entering this Agreement, Employee was given the option of entering or not entering this agreement to arbitrate. Employee recognizes the potential benefits of arbitration, has read the arbitration provisions of this section, and freely and voluntarily agrees to the same.

    12.  General Provisions.

      12.1  Representations and Warranties by Employee.  Employee hereby warrants and represents that (a) the execution of this Agreement will not breach or conflict with any other contract, agreement or understanding between Employee and any other party or parties; and (b) Employee does not have trade secret, confidential or proprietary information of any third party the disclosure of which to Employer would conflict with or violate the rights of any such third party or parties.

      12.2  Successors and Assigns.  The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Employer shall have the right to assign its rights and obligations under this Agreement to a third party. Employee shall not be entitled to assign any of Employee's rights or obligations under this Agreement.

      12.3  Waiver.  Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

      12.4  Severability.  In the event any provision of this Agreement, in whole or in part, shall be found unenforceable by an arbitrator or, if applicable, a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable portion of such provision shall be deemed deleted, and the validity and enforceability of the remainder of this Agreement shall not be affected thereby.

      12.5  Interpretation; Construction.  This Agreement has been drafted by Employer, but Employee has participated in the negotiation of its terms. Furthermore, Employee has had the opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

      12.6  Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California.

      12.7  Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally, (b) by overnight courier upon written verification of receipt, (c) by telecopy or facsimile transmission upon acknowledgement of receipt of electronic transmission, or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Employee at the address set forth below, or such other address as Employee may specify in writing. Notice to Employer shall be given to the General Counsel of Employer.

    13.  Entire Agreement.  This Agreement, including the exhibits to this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only by a written agreement, signed by Employee and the President of Employer. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

    THE PARTIES TO THIS AGREEMENT, HAVING READ THE FOREGOING AGREEMENT IN ITS ENTIRETY, FREELY AND VOLUNTARILY EXECUTE THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	August 18, 2000	/s/ JEFFREY R. CRAMER Employee Signature
Jeffrey R. Cramer Jeffrey R. Cramer

Employee Address
Dated:	8/21/00	ANACOMP, INC.
		By:	/s/ PHIL SMOOT Phil Smoot Chief Executive Officer

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EXECUTIVE EMPLOYMENT AGREEMENT